Exhibit 99.1

FOR IMMEDIATE RELEASE

HANDLEMAN COMPANY REPORTS FIRST QUARTER RESULTS

Troy, Michigan – September 6, 2006, Handleman Company (NYSE: HDL), www.handleman.com, today announced results for its first quarter of fiscal year 2007, which ended July 29, 2006.

Revenues for the first quarter of this year were $240.4 million, level with the first quarter of last year. Net loss for the first quarter was $5.9 million or $.30 per diluted share, compared to a net loss of $3.6 million or $.17 per diluted share for the first quarter of last year.

Stephen Strome, the Company’s Chairman and CEO stated, “Overall music industry sales during our first quarter were in a slump and directly impacted our operating results. Industry unit sales were down over 10% in the U.S., 13% in the United Kingdom and 8% in Canada, from the first quarter of fiscal year 2006. There were very few new releases by top recording artists and those that were released substantially underperformed the new releases in the year ago period. Sales of the weekly top 10 selling titles in the U.S. were down 22% from the weekly top 10 selling titles during the same period of last year.”

During the first quarter of this year Crave Entertainment Group (Crave), which was acquired during the Company’s third fiscal quarter of last year, added $30.8 million to revenues. Conversely, music revenues during the first quarter of this year of $185.8 million were down $34.5 million, or 15.7%, from the first quarter of last year. Other revenues, which primarily consist of REPS in-store service revenues and category management and distribution of DVDs in the United Kingdom (UK), were $23.8 million for the first quarter of this year, up $3.7 million from the same period of last year.

The Company’s gross profit margin, as a percentage of revenues, was 14.8% for the first quarter of this year, compared to 16.9% for the first quarter of last year. The decline in the gross profit margin percentage was partially due to the addition of Crave, whose products earned a lower gross profit margin than the Company’s consolidated gross profit margin. The gross profit margin percentage was also impacted by markdowns of music and video warehouse inventories, which reduced the Company’s overall gross profit margin by 1.0 percentage point, when compared to the first quarter of last year.

Mr. Strome added, “The Company is focused on a number of initiatives to improve its gross profit margin. These include reducing customer product returns, re-examining the number of titles and quantities of each title carried in our warehouse, and enhancing the profitability of promotions.”

Selling, general and administrative (SG&A) expenses for the first quarter of this year were $56.2 million or 23.4% of revenues, compared to $47.4 million or 19.7% of revenues last year. The dollar increase this year was primarily due to SG&A expenses at Crave ($4.5 million) and the amortization of Crave acquisition costs ($1.7 million).

The Company continued its expense reduction program to realign its cost structure. Initial steps in the program include relocating Crave’s distribution facility in California into the Company’s existing facility in Indianapolis, combining Handleman Company and REPS in-store service organizations, freezing the Company’s defined pension benefit plan and adjusting employee health care benefits to market requirements. The program also includes initiatives to reduce discretionary spending, improve service level efficiencies and lower customer product returns. The cost savings program is expected to provide, when completed, an annual savings of approximately $20 million. This amount is prior to any one-time implementation costs.

Interest expense for the first quarter of this year was $1.8 million. The expense this year was primarily related to interest on borrowings to fund the acquisition of Crave.

Mr. Strome concluded, “Our first quarter is typically the weakest in terms of both revenues and earnings. We expect stronger sales performance from upcoming new releases during the next 3-4 months. Artists such as Justin Timberlake, Beyonce, Kenny Chesney, George Strait and Janet Jackson are expected to release new CDs. In addition, two new console video game platforms, Sony’s PlayStation 3 and Nintendo Wii, are expected to be released in November. Our operating results during the upcoming holiday season will be linked to the success of new music releases and new console video game platforms, as well as the overall trends in the music and console video game industries.”

Call Notice

Handleman Company will host a conference call to discuss the first quarter of fiscal year 2007 financial and operating results on Friday, September 8, 2006 at 11:00 a.m. (Eastern Time). To participate in the teleconference call (in listen mode only), please dial 800-442-9683 at least five minutes before the start of the conference call. In addition, Handleman Company will simulcast the conference live via the Internet. The web cast can be accessed and will be available for 30 days on the investor relations page of Handleman Company’s web site, www.handleman.com. A telephone replay of the conference call will be available until Friday, September 15, 2006 at midnight by calling 800-642-1687 (PIN Number 5997717).

About Handleman Company:

Handleman Company is a category manager and distributor of prerecorded music and console video game hardware, software and accessories to leading retailers in the United States, United Kingdom, and Canada. As a category manager, the Company manages a broad assortment of titles to optimize sales and inventory productivity in retail stores. Services offered include product selection, direct-to-store shipments, marketing and in-store merchandising.

Forward-Looking and Cautionary Statements

Information in this press release contains forward-looking statements, which are not historical facts. These statements involve risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results, events and performance could differ materially from those contemplated by these forward-looking statements including, without limitation, risks associated with the Company’s responsibilities required under its agreement with Tesco PLC, the ability to secure funding or generate sufficient cash required under the Company’s agreement with Tesco PLC and to build and grow other new businesses, achieving the business integration objectives expected with the Crave Entertainment Group and REPS acquisitions, achievement of cost saving strategies identified or in the process of being implemented, changes in the music and console video game industries, continuation of satisfactory relationships with existing customers and suppliers, establishing satisfactory relationships with new customers and suppliers, effects of electronic commerce inclusive of digital music and console video game distribution, success of new music and video game releases, dependency on technology, ability to control costs, relationships with the Company’s lenders, pricing and competitive pressures, dependence on third-party carriers to deliver products to customers, the occurrence of catastrophic events or acts of terrorism, certain global and regional economic conditions, and other factors discussed in this press release and those detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Handleman Company notes that the preceding conditions are not a complete list of risks and uncertainties. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Handleman Company Contacts:
Thomas Braum	Greg Mize,
Executive Vice President and CFO	Vice President, Investor Relations and
(248) 362-4400, Ext. 718	Treasurer
(248) 362-4400, Ext. 211

- Tables Follow -

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended
	July 29, 2006 (13 Weeks)	July 30, 2005 (13 Weeks)
Revenues	$240,406	$240,402

Costs and expenses
Direct product costs	(204,814)	(199,722)
Selling, general and administrative expenses	(56,216)	(47,429)

Operating loss	(20,624)	(6,749)
Interest expense	(1,781)	(28)
Investment income	6	1,065

Loss before income taxes	(22,399)	(5,712)

Income tax benefit	16,456	2,064

Net loss	$(5,943)	$(3,648)

Weighted average number of shares outstanding - basic	20,127	21,452

- diluted	20,127	21,452

Net loss per share
- basic	$(.30)	$(.17)

- diluted	$(.30)	$(.17)

CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in thousands)

(unaudited)

	July 29, 2006	July 30, 2005
Assets
Cash and cash equivalents	$9,043	$22,756
Accounts receivable, less allowances of $13,298 at July 29, 2006 and $10,608 at July 30, 2005	216,351	205,995
Merchandise inventories	148,237	139,663
Other current assets	24,081	12,458

Total current assets	397,712	380,872
Property and equipment, net of depreciation and amortization	54,255	58,317
Other assets, net	111,067	40,845

Total assets	$563,034	$480,034

Liabilities
Notes payable	$—	$1,250
Accounts payable	161,483	156,177
Other current liabilities	18,597	24,938

Total current liabilities	180,080	182,365
Debt, non-current	75,000	—
Other liabilities	15,929	12,013

Shareholders’ equity	292,025	285,656

Total liabilities and shareholders’ equity	$563,034	$480,034

ADDITIONAL INFORMATION (amounts in thousands)

	Three Months Ended
	July 29, 2006 (13 Weeks)	July 30, 2005 (13 Weeks)
Net loss	$(5,943)	$(3,648)
Investment income	(6)	(1,065)
Interest expense	1,781	28
Income tax benefit	(16,456)	(2,064)
Depreciation/amortization expense	6,394	4,375
Recoupment of license advances	624	—

Adjusted EBITDA	$(13,606)	$(2,374)

Additions to property and equipment	$4,280	$2,913

Adjusted EBITDA is computed as net loss less net investment income and income tax benefit, plus interest expense, depreciation expense, amortization expense and recoupment of license advances.